EXHIBIT 99.11

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
(a wholly-owned subsidiary of Ambac Financial Group, Inc.)

Consolidated Financial Statements

As of September 30, 2002 and December 31, 2001
and for the Periods Ended September 30, 2002 and 2001

Ambac Assurance Corporation and Subsidiaries
Consolidated Balance Sheets
September 30, 2002 and December 31, 2001
(Dollars in Thousands Except Share Data)

	September 30, 2002	December 31, 2001

	(unaudited)
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $5,437,417 in 2002 and $4,955,542 in 2001)	$5,859,236	$5,083,039
Short-term investments, at cost (approximates fair value)	104,170	185,943
Other	1,565	1,394

Total investments	5,964,971	5,270,376
Cash	10,192	33,678
Securities purchased under agreements to resell	24,504	—
Receivable for securities sold	100,215	281
Investment income due and accrued	71,274	73,456
Reinsurance recoverable	2,195	2,259
Prepaid reinsurance	273,931	267,655
Deferred acquisition costs	172,718	163,477
Derivative product assets	961,250	383,959
Other assets	41,807	44,332

Total assets	$7,623,057	$6,239,473

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Unearned premiums	$1,936,047	$1,790,084
Losses and loss adjustment expense reserve	167,045	152,352
Ceded reinsurance balances payable	11,248	10,146
Deferred income taxes	253,632	147,642
Current income taxes	43,037	126,039
Note payable to affiliate	59,600	63,500
Payable for securities purchased	127,623	26,097
Derivative product liabilities	799,719	325,922
Other liabilities	240,185	120,968

Total liabilities	3,638,136	2,762,750

Stockholder’s equity:
Preferred stock, par value $1,000 per share; authorized shares - 285,000; issued and outstanding shares - none	—	—
Common stock, par value $2.50 per share; authorized shares - 40,000,000; issued and outstanding shares - 32,800,000 at September 30, 2002 and December 31, 2001	82,000	82,000
Additional paid-in capital	921,567	928,094
Accumulated other comprehensive income	273,499	80,556
Retained earnings	2,707,855	2,386,073

Total stockholder’s equity	3,984,921	3,476,723

Total liabilities and stockholder’s equity	$7,623,057	$6,239,473

See accompanying Notes to Consolidated Financial Statements.

Ambac Assurance Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
For The Periods Ended September 30, 2002 and 2001
(Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2002	2001	2002	2001

Revenues:
Gross premiums written	$206,072	$153,544	$554,330	$501,968
Ceded premiums written	(26,854)	(35,874)	(71,108)	(72,342)

Net premiums written	$179,218	$117,670	$483,222	$429,626

Net premiums earned	$124,243	$98,991	$344,411	$279,463
Other credit enhancement fees	7,307	5,876	20,171	15,524

Net premiums earned and other credit enhancement fees	131,550	104,867	364,582	294,987
Net investment income	75,930	67,536	222,272	197,921
Net securities (losses) gains	(1,500)	3,578	(10,581)	(10)
Other income	3,443	3,931	13,947	17,483

Total revenues	209,423	179,912	590,220	510,381

Expenses:
Losses and loss adjustment expenses	6,100	5,100	17,700	14,500
Underwriting and operating expenses	19,642	17,356	59,518	54,540
Interest expense	301	1,157	1,801	3,466

Total expenses	26,043	23,613	79,019	72,506

Income before income taxes	183,380	156,299	511,201	437,875
Provision for income taxes	47,991	48,246	130,919	117,581

Net income	$135,389	$108,053	$380,282	$320,294

See accompanying Notes to Consolidated Financial Statements.

Ambac Assurance Corporation and Subsidiaries
Consolidated Statements of Stockholder’s Equity
(Unaudited)
For The Nine Months Ended September 30, 2002 and 2001
(Dollars in Thousands)

	2002		2001

Retained Earnings:
Balance at January 1	$2,386,073		$2,002,120
Net income	380,282	$380,282	320,294	$320,294

Dividends declared - common stock	(58,500)		(51,000)

Balance at September 30	$2,707,855		$2,271,414

Accumulated Other Comprehensive Income:
Balance at January 1	$80,556		$81,616
Unrealized gains on securities, $294,324 and $82,132, pre-tax, in 2002 and 2001, respectively (1)		191,310		53,386
Foreign currency translation gain (loss)		1,633		(267)

Other comprehensive income	192,943	192,943	53,119	53,119

Comprehensive income		$573,225		$373,413

Balance at September 30	$273,499		$134,735

Preferred Stock:
Balance at January 1 and September 30	$—		$—

Common Stock:
Balance at January 1 and September 30	$82,000		$82,000

Additional Paid-in Capital:
Balance at January 1	$928,094		$760,006
Capital issuance costs	(6,969)		—
Exercise of stock options	442		297

Balance at September 30	$921,567		$760,303

Total Stockholder’s Equity at September 30	$3,984,921		$3,248,452

(1) Disclosure of reclassification amount:
Unrealized holding gains arising during period	195,618		56,336
Less: reclassification adjustment for net securities gains included in net income	4,308		2,950

Net unrealized gains on securities	$191,310		$53,386

See accompanying Notes to Consolidated Financial Statements.

Ambac Assurance Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
For The Nine Months Ended September 30, 2002 and 2001
(Dollars in Thousands)

	2002	2001

Cash flows from operating activities:
Net income	$380,282	$320,294
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,156	2,185
Amortization of bond premium and discount	(4,619)	(5,567)
Current income taxes	(83,002)	59,114
Deferred income taxes	2,977	7,048
Deferred acquisition costs	(9,241)	(7,341)
Unearned premiums, net	139,687	150,192
Losses and loss adjustment expenses	14,757	13,340
Ceded reinsurance balances payable	1,102	9,267
Net securities losses	10,581	10
Other, net	21,123	(5,529)

Net cash provided by operating activities	475,803	543,013

Cash flows from investing activities:
Proceeds from sales of bonds	411,416	479,989
Proceeds from maturities of bonds	231,260	170,276
Purchases of bonds	(1,108,285)	(1,146,310)
Change in short-term investments	95,673	52,566
Securities purchased under agreements to resell	(24,504)	11,786
Other, net	(21,580)	(2,659)

Net cash used in investing activities	(416,020)	(434,352)

Cash flows from financing activities:
Dividends paid	(58,500)	(51,000)
Capital issuance costs	(6,969)	—
Loan payable to affiliate	(3,900)	—
Short-term financing	(13,900)	9,440

Net cash used in financing activities	(83,269)	(41,560)

Net cash flow	(23,486)	67,101
Cash and cash pledged as collateral at January 1	33,678	36,828

Cash and cash pledged as collateral at September 30	$10,192	$103,929

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$161,055	$51,117

See accompanying Notes to Consolidated Financial Statements.

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements
(Dollars in Thousands)

          (1)     Basis of Presentation

          Ambac Assurance Corporation is a leading provider of financial guarantee products to clients for both the public and private sectors around the world.  Ambac Assurance provides financial guarantees on public finance and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. Financial guarantees issued by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. As of September 30, 2002, Ambac Assurance’s net guarantees in force (principal and interest) were $524,568,718. Ambac Assurance is a wholly-owned subsidiary of Ambac Financial Group, Inc., a holding company whose subsidiaries provide financial guarantee products and financial services to clients in both the public and private sectors around the world.

          Ambac Assurance serves clients in international markets through its wholly-owned subsidiary Ambac Assurance UK Limited.

          Ambac Credit Products L.L.C., a wholly-owned subsidiary of Ambac Assurance, also provides credit protection in the form of structured credit derivatives. These structured credit derivatives require that Ambac Credit Products make payments upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income obligation).  Should a credit event occur, Ambac Credit Products would generally pay an amount equivalent to the difference between the par value and market value of the underlying obligation. Substantially all of Ambac Credit Product’s contracts are partially hedged with various financial institutions or structured with first loss protection.

          Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L.P., a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of Ambac Financial Services, Ambac Financial Services Holdings, Inc., a wholly-owned subsidiary of Ambac Financial Group, owns a general partnership interest representing 10% of the total partnership interest in Ambac Financial Services.

          The accompanying consolidated unaudited interim financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Ambac Assurance’s financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the nine months ended September 30, 2002 may not be indicative of the results that may be expected for the full year ending December 31, 2002. These consolidated financial statements and notes should be read in conjunction with the financial statements and notes included in the

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements (Continued)

audited consolidated financial statements of Ambac Assurance and its subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 26, 2002 as Exhibit 99.01 to Ambac Financial Group Inc.’s Form 10-K.

          The consolidated financial statements include the accounts of Ambac Assurance and each of its subsidiaries. All significant intercompany balances have been eliminated.

          Certain reclassifications have been made to prior period’s amounts to conform to the current period’s presentation.

          (2)     Accounting Standards

          In July 2001, the FASB issued SFAS Statement 142, “Goodwill and Other Intangible Assets”. SFAS 142 addresses the initial recognition and measurement of intangible assets either singly or within a group of assets, as well as the measurement of goodwill and other intangible assets subsequent to their initial acquisition. SFAS 142 changes the accounting for goodwill and intangible assets that have indefinite useful lives from an amortization approach to an impairment-only approach that requires that those assets be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without an arbitrary ceiling on their useful lives. Ambac adopted SFAS 142 effective January 1, 2002 and has determined that it has no impact on its consolidated results of operations and financial position.

          In August 2001, the FASB issued SFAS Statement 143, “Accounting for Asset Retirement Obligations”(“SFAS 143”.)  SFAS 143 requires companies to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets.  Companies also record a corresponding asset which is depreciated over the life of the asset.  Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.  Ambac Assurance is required to adopt SFAS 143 on January 1, 2003. Ambac Assurance does not anticipate that SFAS will have a material impact on the consolidated financial statements.

           In October 2001, the FASB issued SFAS Statement 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”(“SFAS 144”.)  SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS Statement 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. Ambac adopted SFAS 144 effective January 1, 2002. This statement did not have an effect on Ambac Assurance’s consolidated financial statements for the nine months ended September 30, 2002 results.